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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Egalet Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EGALET CORPORATION
460 East Swedesford Road, Suite 1050
Wayne, PA 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2015

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Egalet Corporation, a Delaware corporation. The meeting will be held on Wednesday, June 10, 2015 at 9:00 a.m. local time at the Sheraton Hotel at 480 North Gulph Road, King of Prussia, Pennsylvania 19406 for the following purposes:

  1.
  To elect the Board of Directors' nominees, Jean-François Formela, M.D. and Robert Radie, to hold office until the 2018 Annual Meeting of Stockholders.

  2.
  To approve an amendment to the Third Amended and Restated Certificate of Incorporation of Egalet Corporation to increase the maximum number of directors that may serve on the Board of Directors from seven to nine.

  3.
  To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

  4.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement.

        The record date for the Annual Meeting is April 13, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on
Wednesday, June 10, 2015 at 9:00 a.m. local time at the Sheraton Hotel at
480 North Gulph Road, King of Prussia, Pennsylvania 19406.

The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

By Order of the Board of Directors
Stan Musial Chief Financial Officer and Secretary

Wayne, Pennsylvania
April       , 2015

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF DIRECTORS	6
CORPORATE GOVERNANCE	10
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	12
EXECUTIVE OFFICERS	17
EXECUTIVE COMPENSATION	19
PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EGALET CORPORATION TO INCREASE THE NUMBER OF DIRECTORS THAT MAY SERVE ON THE BOARD	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2014	27
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	27
PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
HOUSEHOLDING OF PROXY MATERIALS	32
OTHER MATTERS	32
ANNEX A: PROPOSED AMENDMENT TO THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EGALET CORPORATION	A-1

        On November 26, 2013, Egalet Corporation acquired all of the outstanding shares of Egalet Limited ("Egalet UK"). As a result, Egalet UK became a wholly-owned subsidiary of Egalet Corporation, and the former shareholders of Egalet UK received shares of Egalet Corporation (the "Share Exchange"). Unless the context indicates otherwise, as used in this Annual Report on Form 10-K, the terms "Egalet," "we," "us," "our," "our company" and "our business" refers to the Company for all periods subsequent to the Share Exchange, and to Egalet UK for all periods prior to the Share Exchange.

EGALET CORPORATION
460 East Swedesford Road, Suite 1050
Wayne, PA 19087

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

June 10, 2015

ABOUT THE MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the "Notice") because the Board of Directors (the "Board") of Egalet Corporation (also referred to as "we," "us," "Egalet," and the "Company") is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

        We intend to mail the Notice on or about April       , 2015 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

        The meeting will be held on Wednesday, June 10, 2015 at 9:00 a.m. local time at the Sheraton Hotel at 480 North Gulph Road, King of Prussia, Pennsylvania 19406. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 13, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 17,323,663 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

        If on April 13, 2015 your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If on April 13, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are three matters scheduled for a vote:

  Proposal 1: Election of Jean-François Formela, M.D. and Robert Radie to serve as Class B directors for a three-year term.

  Proposal 2: Approval of an amendment to the Third Amended and Restated Certificate of Incorporation of Egalet Corporation (the "Charter") to increase the maximum number of directors that may serve on the Board from seven to nine. A copy of the proposed amendment is attached to this Proxy Statement as Annex A.

  Proposal 3: Ratification of the selection by the Board of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        For the proposal to elect Dr. Formela and Mr. Radie to the Board, you may either vote "For" or you may "Withhold" your vote, in each case, for all, some or none of the Board's nominees. For the proposal to approve an amendment to the Charter to increase the maximum number of directors that may serve on the Board from seven to nine, you may vote "For" or "Against" or abstain from voting. For the proposal to ratify the selection of Grant Thornton LLP, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  In Person:  To vote in person, come to the Annual Meeting. Ballots will be available.

  •
  By Mail:  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  By Telephone:  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 9, 2015 to be counted.

  •
  Via the Internet:  To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 9, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 13, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        See "What are broker non-votes?" below.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, "For" the election of each of Dr. Formela and Mr. Radie as directors, "For" the approval of an amendment to the Charter to increase the maximum number of directors that may serve on the Board from seven to nine, and "For" the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

        If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting.

Stockholder of Record: Shares Registered in Your Name

        If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may grant a subsequent proxy by telephone or through the internet.

  •
  You may send a timely written notice that you are revoking your proxy to our Secretary at Egalet Corporation, 460 East Swedesford Road, Suite 1050, Wayne, PA 19087.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year's annual meeting?

        Shareholder proposals intended to be presented at the 2016 Annual Meeting of Shareholders must be received by us no later than January 1, 2016 in order to be considered for inclusion in our annual meeting Proxy Statement next year. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. Shareholders who wish to submit a proposal not intended to be included in our annual meeting Proxy Statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on April 11, 2016, but no earlier than the close of business on March 12, 2016, to be considered for a vote at next year's annual meeting. Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Egalet Corporation c/o Corporate Secretary, 460 East Swedesford Road, Suite 1050, Wayne, PA 19087.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect each of Dr. Formela and Mr. Radie, votes "For," "Withhold" and broker non-votes; with respect to the proposal to approve an amendment to the Charter to increase the maximum number of directors that may serve on the Board from seven to nine, votes "For" and "Against," abstentions and, if applicable, broker non-votes; and, with respect to the proposal to ratify the selection of Grant Thornton LLP, votes "For" and "Against," abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as an "Against" vote for the proposal to ratify the selection of Grant Thornton LLP and the proposal to approve the amendment to the Charter. Because a director nominee is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the vote for the proposal to elect each of Dr. Formela or Mr. Radie. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of NASDAQ, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

  •
  For the elections of Dr. Formela and Mr. Radie, a plurality of the votes cast will be required for election. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, the approval of an amendment to the Charter to increase the maximum number of directors that may serve on the Board from seven to nine must receive "For" votes from the holders of a majority of shares outstanding and entitled to vote on the matter. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, must receive "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 17,323,663 shares outstanding and entitled to vote. Thus, the holders of 8,661,832 shares must be present in person or represented by proxy at the meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer your questions?

        If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Chief Financial Officer and Secretary, Stan Musial, at 460 East Swedesford Road, Suite 1050, Wayne, PA 19087.

Annual Report

        On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K (including a list briefly describing the exhibits thereto), filed with the SEC, to any record holder or beneficial owner of its common stock on the record date or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of our Chief Financial Officer at the address set forth above.

PROPOSAL 1

Election of Directors

        Our Board is divided into three classes: Class A, Class B and Class C, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified.

        The Board presently has seven members. Immediately following the Annual Meeting, the service of Ms. Renee Aguiar-Lucander on the Board will end and the Board will have six members. The following table sets forth information regarding each of our directors whose term of office will continue after the Annual Meeting and the Board's nominee as of April 13, 2015:

Name	Age	Position
Jean-François Formela, M.D.	58	Chairman of the Board of Directors
Robert Radie	51	Director, President and Chief Executive Officer
Timothy P. Walbert	48	Director
Gregory Weaver	59	Director
Nicholas C. Nicolaides, Ph.D.	49	Director
John E. Osborn	57	Director

        Dr. Formela and Mr. Radie, the nominees listed below, are currently directors of the Company. If elected at the Annual Meeting, each would serve until the 2018 annual meeting and his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. Our directors are expected to attend our Annual Meeting, either in person or telephonically.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Dr. Formela and Mr. Radie will be elected if he receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of both Dr. Formela and Mr. Radie. If Dr. Formela or Mr. Radie becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for him will instead be voted for the election of a substitute nominee proposed by our Board. Dr. Formela and Mr. Radie have each agreed to serve if elected. Our management has no reason to believe that either Dr. Formela or Mr. Radie will be unable to serve.

CLASS B NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

        Jean-François Formela, M.D.    Dr. Formela has served as a member of the Board since September 2010 and has served as chair since March 2012. He is currently a partner in the life sciences group of Atlas Venture, an early stage venture capital firm focused on investments in biological and drug discovery technologies, and has served in such capacity since joining Atlas Venture in 1993. He is also the chairman of the board of directors of RaNA Therapeutics, Inc., which he co-founded, and serves on the board of directors of the following privately held companies: Annovation Biopharma, Inc., Arteaus Therapeutics, LLC and F-star Biotechnology Limited. Within the last five years, Dr. Formela has also served on the boards of directors of the following public companies: ARCA biopharma, Inc., Horizon Pharma, Inc. and Achillon Pharmaceuticals, Inc. Prior to joining Atlas Venture, Dr. Formela served as a senior director of medical marketing and scientific affairs at Schering-Plough Corporation, a pharmaceutical company which merged with Merck & Co., Inc.. Dr. Formela began his career as a medical doctor and practiced emergency medicine at Necker University Hospital in Paris. Dr. Formela is a member of the Massachusetts General Hospital Research Advisory Council and a trustee of the Boston Institute of Contemporary Art. He received his M.D. from the Paris University School of

Medicine and his M.B.A. from Columbia University. The Board believes Dr. Formela's perspective and experience as an investor and board member in the life sciences industry, as well as his medical practice, combined with his educational background, provides him with the qualifications and skills to serve as a director.

        Robert Radie.    Mr. Radie is our President and Chief Executive Officer and a member of the Board, positions he has held since March 2012. From November 2010 to October 2011, Mr. Radie served as President and Chief Executive Officer of Topaz Pharmaceuticals Inc., a specialty pharmaceutical company acquired by Sanofi Pasteur in the fourth quarter of 2011. From March 2009 to November 2010, Mr. Radie served as President and Chief Executive Officer of Transmolecular, Inc., a biotechnology company developing cancer diagnostic and treatment products, after serving as a consultant to Transmolecular from December 2008 through March 2009. From September 2008 to December 2008, Mr. Radie was unemployed. From September 2007 to September 2008, Mr. Radie served as the Chief Business Officer of Prestwick Pharmaceuticals, Inc., a specialty pharmaceutical company. Before joining Prestwick, Mr. Radie served in senior management positions with a number of pharmaceutical and biotechnology companies, including Morphotek, Inc., Vicuron Pharmaceuticals, Inc. and Eli Lilly and Company, and as a director of Affinium Pharmaceuticals, Ltd. from July 2012 to March 2014, when a majority of Affinium's assets were acquired by a third party. Mr. Radie is currently a member of the board of directors of Paratek Pharmaceuticals (NASDAQ: PRTK), a position he has held since November 2014, and also serves as a director of Horse Power For Life, a non-profit organization dedicated to improving the quality of life for individuals diagnosed with cancer, a position he has held since 2007. Mr. Radie received his B.S. in Chemistry from Boston College. The Board believes Mr. Radie's perspective and experience as our President and Chief Executive Officer, as well as his depth of operating and senior management experience in our industry and educational background, provide him with the qualifications and skills to serve as a director.

THE BOARD OF UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

        Timothy P. Walbert.    Mr. Walbert has served as a member of the Board since March 2014. Mr. Walbert has been president and chief executive officer of Horizon Pharma plc (f/k/a Horizon Pharma, Inc.), Inc. since June 2008 and the chairman of the board of directors since April 2010. From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biopharmaceutical company which was acquired by Takeda America Holdings, Inc. in June 2009. From January 2006 to May 2007, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a public biopharmaceutical company. From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager, Immunology, and divisional vice president, global cardiovascular strategy at Abbott, a broad-based healthcare company, now AbbVie, where he led the global development and launch of HUMIRA, the multi-indication blockbuster which attained over $10 billion in 2013 revenue. From April 1998 to June 2001, Mr. Walbert served as director, Celebrex North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company, a pharmaceutical company. From 1991 to 1998, Mr. Walbert also held sales and marketing roles with increasing responsibility at G.D. Searle, Merck & Co., Inc. and Wyeth Pharmaceuticals, Inc. Mr. Walbert received his B.A. in business from Muhlenberg College, in Allentown, Pennsylvania. Mr. Walbert also serves on the board of directors of XOMA Ltd. (NASDAQ: XOMA), Raptor Pharmaceutical Corp. (NASDAQ: RPTP), the Biotechnology Industry Organization, the Illinois Biotechnology Industry Organization, ChicagoNEXT, a World Business Chicago led council of technology leaders, and the Greater Chicago Arthritis Foundation. Mr. Walbert was appointed by Illinois Governor Pat Quinn in 2013 to the Illinois Innovation Council. The Board believes Mr. Walbert's perspective and experience in senior management and board positions with companies in our industry, as well as his educational background, provide him with the qualifications and skills necessary to serve as a director.

        Gregory Weaver.    Mr. Weaver has served as a member of the Board since February 2014. Since January 2015, Mr. Weaver has served as the Executive Vice President and Chief Financial Officer of Oryzon Genomics, S.A. From November 2014 to December 2014, Mr. Weaver worked as a consultant. From August 2013 until October 2014, Mr. Weaver has served as the Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of Fibrocell Science, Inc., a publicly held cell therapy company. From June 2011 to July 2013, Mr. Weaver served as Senior Vice President and Chief Financial Officer of Celsion Corporation, a publicly held biotechnology company, and was a director and chairman of the audit committee of Celsion's Board of Directors from 2005 to 2011. From February 2009 to September 2010, Mr. Weaver served as Senior Vice President and Chief Financial Officer of Poniard Pharmaceuticals, a public oncology drug development company. From February 2007 to February 2009, Mr. Weaver served as Chief Financial Officer of Talyst, Inc., a privately-held pharmacy information product company. In 2006 and 2007, he served as Senior Vice President and Chief Financial Officer of Sirna Therapeutics, a public RNA therapeutics company until it was acquired by Merck & Co., Inc. in December 2006. From 2002 to 2005, Mr. Weaver was Chief Financial Officer of Nastech Pharmaceuticals, a public drug delivery company. From 1999 to 2002, Mr. Weaver was Chief Financial Officer of Ilex Oncology Inc., a public oncology drug development company, and from 1996 to 1999, he was Chief Financial Officer of Prism Technologies, a privately-held medical device company. Prior to that, Mr. Weaver held increasingly senior positions with Fidelity Capital and Arthur Andersen LLP. Mr. Weaver currently serves on the board of directors and audit committee, and is the chairman of the compensation committee, of Atossa Genetics, a publicly held diagnostics company, and also served as a director and chairman of the audit committee of SCOLR Pharmaceuticals, a public drug delivery company, from 2007 to 2009. Mr. Weaver is a certified public accountant and received an M.B.A. from Boston College and a B.S. in accounting from Trinity University. The Board believes Mr. Weaver's perspective and experience in senior management positions with drug development companies, as well as his educational background, provide him with the qualifications and skills necessary to serve as a director.

CLASS A DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

        Nicholas C. Nicolaides, Ph.D.    Dr. Nicolaides has served as a member of the Board since April 2015. Dr. Nicolaides is the President, Chief Executive Officer and co-founder of Morphotek® Inc., a biopharmaceutical company specializing in the development of protein and antibody products through the use of a proprietary gene evolution technology. He has served as President and CEO of Morphotek since its founding in 2000. Morphotek was acquired by Eisai, Co. Ltd. of Japan in 2007 and continues to operate as an autonomous subsidiary. Morphotek has developed a pipeline of therapeutic antibodies in late and early-stage development in the areas of cancer, inflammation and infectious disease. Dr. Nicolaides is a trained molecular geneticist and has authored over 50 peer-reviewed scientific papers on the molecular and genetic basis of cancer and respiratory diseases and holds over 50 issued patents. He received a B.S. in Biology from St. Joseph's University, Philadelphia, PA, a Ph.D. in genetics from Thomas Jefferson University, Philadelphia, PA and a Fellowship in oncology from Johns Hopkins University, Baltimore, MD. While at Johns Hopkins, his research resulted in the discovery of the genetic cause of one of the most common forms of inherited cancer and the development of Morphotek's platform technology called morphogenics. He has been recognized by R&D Directions' as one of the Top 20 Most Notable People in Research and Development and received the Ernst & Young's Entrepreneur of the Year award as well as the Pennsylvania Governor's Entrepreneur Impact Award for his successful accomplishments in founding and expanding Morphotek's product pipeline and operations. He currently serves as an ad hoc reviewer for several immunology and cancer research journals; is a member of the American Association for Cancer Research and New York Academy of Sciences; and serves on the Dean's Advisory Board of St. Joseph's University's. The Board believes

Dr. Nicolaides' perspective and experience in senior management and board positions with companies in our industry, as well as his educational background, provide him with the qualifications and skills necessary to serve as a director.

        John E. Osborn.    Mr. Osborn has served as a member of the Board since April 2015. Mr. Osborn currently serves as a Senior Advisor in the Corporate & Government Regulatory Practice Groups with the law firm Hogan Lovells US LLP, a position he has held since December 2013, and as an Executive-in-Residence with the Healthcare Group of the global private equity firm Warburg Pincus, a position he has held since August 2013. He also holds a faculty appointment as an affiliate professor of law at the University of Washington, Seattle, a position he has held since April 2012. From June 2012 to March 2013, he was the Senior Vice President of Global Corporate Affairs at Onyx Pharmaceuticals, Inc., a biopharmaceutical company focused on developing and marketing cancer therapeutics. From August 2011 to June 2012, he was the Executive Vice President, General Counsel & Secretary of Dendreon Corporation, a biotechnology company focused on manufacturing and marketing an innovative oncology immunotherapy. From August 2010 to February 2011, he was the Executive Vice President & General Counsel of US Oncology, Inc., a Fortune 1000 physician management and oncology services company, where he worked prior to and immediately following its acquisition by McKesson Corporation. Mr. Osborn was nominated by President George W. Bush and confirmed by the Senate as a member of the United States Advisory Commission on Public Diplomacy, where he served from 2008 to 2011. During 2008, he also was a visiting research fellow with the Centre for Socio-Legal Studies at the University of Oxford, and a visiting senior member of Wadham College, Oxford. Prior to that, Mr. Osborn was the Executive Vice President, General Counsel & Secretary of Cephalon, Inc., a Fortune 1000 biopharmaceutical company, where he worked from 1997 to 2008. Mr. Osborn serves on the corporate advisory board of QPID Health, Inc., a healthcare information technology company. He earned a B.A. in economics and history from the University of Iowa, a M.I.P.P. from The Johns Hopkins University, and a J.D. from the University of Virginia. The Board believes that Mr. Osborn's experience in senior management positions with leading biopharmaceutical and healthcare companies, and his background in matters involving law, compliance, public policy and business transactions, provide him with the qualifications and skills necessary to serve as a director of the Company.

CORPORATE GOVERNANCE

Independence of the Board of Directors

        As required under the NASDAQ listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

        The Board has undertaken a review of the independence of our directors and has determined that all directors except Mr. Radie are independent within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market listing rules and that Messrs. Weaver and Walbert and Ms. Aguiar-Lucander meet the additional tests for independence for Audit Committee members imposed by Rule 10A-3 under the Securities Exchange Act of 1934 and Section 5605(c)(2)(A) of the NASDAQ Stock Market listing rules. Mr. Radie is not an independent director under these rules because he is our Chief Executive Officer.

Board Leadership Structure

        The Board has appointed Dr. Formela Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, to set meeting agendas and to perform all other duties delegated to him from time to time by the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board to monitor whether management's actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

        One of the Board's key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Grant Thornton LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

        The Board met ten times during the 2014 fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served held during 2014 or the portion thereof for which they were directors or committee members

Information Regarding Committees of the Board of Directors

        The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information as of December 31, 2014 for each of these Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Name	Audit		Compensation		Nominating and Corporate Governance
Robert Radie
Jean-François Formela, M.D.			X	*	X
Renee Aguiar-Lucander(1)	X				X	*
Gregory Weaver	X	*
Timothy P. Walbert	X		X
Nicholas C. Nicolaides, Ph.D.(2)
John E. Osborn(2)

*
Committee Chairperson

(1)
Ms. Aguiar-Lucander's service on the Board and the Audit and Nominating and Corporate Governance Committees will end immediately following the Annual Meeting.

(2)
Joined the Board in April 2015.

Audit Committee

        Our Audit Committee consists of Mr. Weaver, Mr. Walbert and Ms. Aguiar-Lucander, each of whom satisfies the independence requirements under NASDAQ Global Market listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Immediately following the Annual Meeting, Ms. Aguiar-Lucander's service on the Audit Committee will end. The chairperson of our Audit Committee is Mr. Weaver, whom our Board has determined to be an "audit committee financial expert" within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member's scope of experience and the nature of their employment in the corporate finance sector. The Audit Committee held three meetings in 2014.

        The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our consolidated financial statements, and our compliance with legal and regulatory requirements. The functions of our Audit Committee include, among other things:

  •
  hiring the independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and monitoring its independence and performance;

  •
  reviewing and approving the planned scope of the annual audit and the results of the annual audit;

  •
  pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

  •
  reviewing the significant accounting and reporting principles to understand their impact on our consolidated financial statements;

  •
  reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;

  •
  reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

  •
  reviewing potential conflicts of interest under and violations of our Code of Conduct;

  •
  establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

  •
  reviewing and approving related-party transactions;

  •
  primary responsibility for overseeing our risk management function; and

  •
  reviewing and evaluating, at least annually, our Audit Committee's charter.

        With respect to reviewing and approving related-party transactions, our Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to the committee or the full Board any potential conflict of interest or personal interest in a transaction that our board is considering. Our executive officers are required to disclose any potential conflict of interest or personal interest in a transaction to the Audit Committee. We also poll our directors and executive officers on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

        The financial literacy requirements of the SEC require that each member of our Audit Committee be able to read and understand fundamental financial statements. As noted above, the Board has determined that each member of our Audit Committee qualifies as an Audit Committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act, and has financial sophistication in accordance with the NASDAQ Stock Market listing rules. The Board has adopted a charter for the Audit Committee that complies with NASDAQ Stock Market listing rules. The charter is available on our website at www.egalet.com.

Report of the Audit Committee of the Board of Directors

        The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee's charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon.

        In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2014 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, "Communication With Audit Committees" (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, with Grant Thornton LLP, our independent registered public accounting firm for the year ended December 31, 2014. The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm's independence from us) and has discussed with Grant Thornton LLP their independence from us. We have also considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

        Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

        The foregoing report has been furnished by the Audit Committee.

Mr. Gregory Weaver Mr. Timothy P. Walbert Ms. Renee Aguiar-Lucander

        The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Compensation Committee

        Our Compensation Committee consists of Dr. Formela and Mr. Walbert, each of whom our Board has determined to be independent under The NASDAQ listing standards, a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act, and an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our Compensation Committee is Dr. Formela. The Compensation Committee held six meetings in 2014.

        The primary purpose of our Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:

  •
  designing and implementing competitive compensation policies to attract and retain key personnel;

  •
  reviewing and formulating policy and determining the compensation of our executive officers and employees;

  •
  reviewing and recommending to the Board the compensation of our directors;

  •
  administering our equity incentive plans and granting equity awards to our employees and directors under these plans;

  •
  if required from time to time, reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

  •
  if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;

  •
  engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and

  •
  reviewing and evaluating, at least annually, our Compensation Committee's charter.

        The Board has adopted a charter for the Compensation Committee that complies with NASDAQ Stock Market listing rules. The charter is available on our website at www.egalet.com.

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or served during fiscal year 2014, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Ms. Aguiar-Lucander and Dr. Formela, each of whom our Board has determined to be independent under The NASDAQ listing standards. The chairperson of our Nominating and Corporate Governance Committee is Ms. Aguiar-Lucander. Immediately following the Annual Meeting, Ms. Aguiar-Lucander's service on the Nominating and Corporate Governance Committee will end. The Nominating and Corporate Governance Committee held two meetings in 2014.

        The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in promoting our best interests of and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. The functions of our Nominating and Corporate Governance Committee includes, among other things:

  •
  identifying, reviewing and evaluating candidates to serve on our board;

  •
  determining the minimum qualifications for service on our board;

  •
  developing and recommending to our board an annual self-evaluation process for our board and overseeing the annual self-evaluation process;

  •
  developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board any changes to such principles; and

  •
  periodically reviewing and evaluating our Nominating and Corporate Governance Committee's charter.

        The Board has adopted a charter for the Nominating and Corporate Governance Committee that complies with NASDAQ Stock Market listing rules. The charter is available on our website at www.egalet.com.

        While the Nominating and Corporate Governance Committee does not have a formal diversity "policy," the Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating and Corporate Governance Committee's existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee's gender, racial background, religion, or ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including our executive officers. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand the Company and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

        The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 460 East Swedesford Road, Suite 1050, Wayne, PA 19087 no earlier than the close of business on March 12, 2016, and no later than the close of business on April 11, 2016. Submissions must be made in accordance with our bylaws and must include the full name and business address of the proposed nominee, a description of the proposed nominee's principal occupation or employment, the class and series and number of shares of our stock owned by such person, and a description of all arrangements or understandings between the stockholder and each nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article II of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board of Directors

        We do not have a formal process related to stockholder communications with the Board. However, we strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its Chair or the Chair of any committee, please send your communication to our Secretary at Egalet Corporation, 460 East Swedesford Road, Suite 1050, Wayne, PA 19087, who will forward all appropriate communications as requested.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

        We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.egalet.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

        The Board has adopted a formal non-employee director compensation policy. Each non-employee director will receive an annual cash retainer in the amount of $35,000, payable in equal quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred. Additional annual cash retainers will be paid on the same schedule to (i) the chair of the Board in the amount of $30,000, (ii) the chair of the Audit Committee in the amount of $15,000, (iii) the chair of the Compensation Committee in the amount of $10,000, (iv) the chair of the Nominating and Corporate Governance Committee in the amount of $7,500, (v) each other member of the Audit Committee in the amount of $7,500, (vi) each other member of the Compensation Committee in the amount of $5,000 and (vii) each other member of the Nominating and Corporate Governance Committee in the amount of $3,750.

        In addition to the payment of annual cash retainers, the policy provides for grants of options to purchase shares of our common stock to non-employee directors pursuant to the terms and conditions of the Stock Plan. These options will vest with respect to 1/16 of the underlying shares on the last day of each calendar quarter following the grant date, such that the options will become fully vested on the last day of the calendar quarter following the fourth anniversary of the grant date, subject to the non-employee director's continuing service on the Board. Each non-employee director will be granted an option covering 20,000 shares of our common stock on his or her initial election to the Board. In addition, each non-employee director will be granted an option covering 10,000 shares of our common stock at each annual stockholder meeting.

        The table below summarizes the compensation paid by the Company to each non-employee director for the year ended December 31, 2014. Dr. Nicolaides and Mr. Osborn joined the Board in April 2015 and were therefore not paid any compensation during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Renee Aguiar-Lucander	$—	—	—	—
Jean-François Formela, M.D.	—	—	—	—
Timothy P. Walbert	30,625	101,826	—	132,463
Gregory Weaver	38,750	101,838	—	140,576

(1)
The amounts shown in this column reflect the grant date fair value of option awards issued to Egalet's non-employee directors during 2014, calculated in accordance with the provisions of ASC Topic 718 and assumes no forfeiture rate. See the assumptions used in the Black-Scholes model in the notes to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers as of April 13, 2015. Biographical information for our President, Chief Executive Officer and Director Mr. Radie is included above with the director biographies under the caption, "Class A Directors Continuing in Office Until the 2017 Annual Meeting."

Name	Age	Position
Robert Radie	51	Director, President and Chief Executive Officer
Stan Musial	54	Chief Financial Officer and Secretary
Mark Strobeck, Ph.D.	44	Chief Business Officer
Jeffrey M. Dayno, M.D.	58	Chief Medical Officer
Deanne F. Melloy	47	Chief Commercial Officer
Karsten Lindhardt, Ph.D.	43	Senior Vice President, Research and Development

        Stan Musial.    Mr. Musial has served as our Chief Financial Officer since April 2013 and as our Secretary since September 2013. From June 2011 to March 2013, Mr. Musial was self-employed, acting as an independent consultant in the fields of financial management and accounting services. From January 2005 to May 2011, Mr. Musial served as Chief Financial Officer of Prism Pharmaceuticals, Inc., a specialty pharmaceutical and drug development company. Prior to joining Prism Pharmaceuticals, Mr. Musial was Vice President, Finance, and Chief Financial Officer for Strategic Diagnostics, Inc., a publicly-held biotechnology company, from 2002 to 2004. Mr. Musial began his career with KPMG LLP, a professional services company. Mr. Musial received a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from Temple University. He is a Certified Public Accountant in the Commonwealth of Pennsylvania.

        Mark Strobeck, Ph.D.    Dr. Strobeck is our Chief Business Officer, a position he has held since January 2014, and previously served as an adviser to Egalet from June 2012 to December 2013. From January 2012 to December 2013, Dr. Strobeck served as President and Chief Executive Officer and a director of Corridor Pharmaceuticals, Inc., which was acquired by AstraZeneca in 2014. From December 2010 to October 2011, Dr. Strobeck served as Chief Business Officer of Topaz Pharmaceuticals Inc., a specialty pharmaceutical company acquired by Sanofi Pasteur in the fourth quarter of 2011. From June 2010 to November 2010 and October 2011 to January 2012, Dr. Strobeck worked as a consultant. From January 2008 to May 2010, Dr. Strobeck served as Chief Business Officer of Trevena, Inc., a pharmaceutical company. Prior to joining Trevena, Dr. Strobeck held management roles at GlaxoSmithKline, SR One Limited and EuclidSR Partners, L.P. Dr. Strobeck currently serves on the Board of Directors of Horse Power For Life, a non-profit organization dedicated to improving the quality of life for individuals diagnosed with cancer, a position he has held since 2012. Dr. Strobeck received his B.S. in Biology from St. Lawrence University and his Ph.D. in Pharmacology from the University of Cincinnati, and completed his post-doctoral fellowship at the University of Pennsylvania.

        Jeffrey M. Dayno, M.D.    Dr. Dayno is our Chief Medical Officer, a position he has held since July 2014. From May 2014 to June 2014 Dr. Dayno served as our consultant. Prior to joining Egalet, Dr. Dayno served as vice president, global medical affairs, at ViroPharma Inc., a pharmaceutical company acquired by Shire Pharmaceuticals Group plc in early 2014, where he was a member of several senior research and development leadership teams and the portfolio management team, from August 2011 to April 2014. Prior to joining ViroPharma, Dr. Dayno held the position of chief medical officer at Labopharm, Inc., a Canadian biotechnology company, from May 2010 to July 2011, where he oversaw all of Labopharm's research and development activities and gained valuable experience working in the area of abuse-deterrent opioid product development. Before joining Labopharm, Dr. Dayno served as the vice president, medical services, at Cephalon Inc. from December 2005 to April 2010, where he directed Cephalon's Phase 3B/4 clinical development programs. Dr. Dayno started his career in the pharmaceutical industry at Merck & Co., Inc. where he spent seven years in roles of increasing responsibility in the medical and scientific affairs division. Dr. Dayno was a board certified neurologist and completed fellowship training in stroke and cerebrovascular diseases at Henry Ford Hospital, which held the NIH Program Grant for both Stroke and Migraine/Headache Disorders. He spent ten years in academic/clinical medicine, during which time he served as the principle investigator on numerous clinical trials in the areas of stroke and migraine. In May 2014, Dr. Dayno was invited to serve on the Board of Visitors of Temple University School of Medicine.

        Deanne F. Melloy.    Ms. Melloy has served as our Chief Commercial Officer since January 2015. From November 2014 to December 2014 Ms. Melloy served as our consultant. Prior to joining Egalet, Ms. Melloy served as executive vice president and chief operating officer, at Shionogi, Inc. from January 2011 to October 2014 and was responsible for leading the company's business operations and commercial activities in the United States. Before joining Shionogi, Inc. she served as vice president for the general therapeutics and lifecycle management division and the vice president of CNS marketing at Sanofi from September 2008 to January 2011 where she oversaw new product launches, P&L and centralized lifecycle management for all U.S. brands. Prior to her role at Sanofi, Ms. Melloy served for five years at Endo Pharmaceuticals in multiple marketing positions where she ultimately became vice president of marketing. During her tenure at Endo, she led the strategy and launch of multiple brands including Opana and Lidoderm, increased growth in sales demand for existing products and managed commercial responsibility for a $1.3 billion pain product portfolio. Prior to Endo she spent 12 years in pharmaceutical sales and marketing positions at Johnson & Johnson, EMPI, Inc. and Medtronic, Inc. In 2013, Ms. Melloy was honored as one of "New Jersey's Top 50 Women in Business." She was also recognized in 2010 at the Women's Global Forum as one of the top 30 women from Sanofi Worldwide. In 2007 she was named an HBA Rising Star. Ms. Melloy holds a B.S. from Iowa State University and an MBA from University of St. Thomas.

        Karsten Lindhardt, Ph.D.    Dr. Lindhardt has served as our Senior Vice President, Research and Development since December 2013 and previously served as our Vice President, Research and Development from April 2011 to December 2013 and as our Senior Director of Portfolio Management and Alliance Manager from May 2010 to April 2011. From August 2008 to May 2010, Dr. Lindhardt served as the Director of Portfolio Management for our predecessor Egalet A/S, and as a Project Manager from March 2008 to August 2008. Before joining Egalet A/S, Dr. Lindhardt served in management positions for Curalogic A/S, Prosidion Ltd. and OSI Pharmaceuticals, and as a clinical pharmacologist for Ferring Pharmaceuticals and Novo Nordisk A/S. Dr. Lindhardt has earned a Diploma of Business Excellence at Columbia University, Copenhagen Business School. Dr. Lindhardt received a M.Sci. in Pharmaceutics and a Ph.D. in pharmaceutical development and pharmacology, each from the Royal Danish School of Pharmacy.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information for the fiscal years ended December 31, 2014 and 2013 concerning compensation of our principal executive officer and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of December 31, 2014. We refer to these three executives as our named executive officers. Dr. Strobeck was named our Chief Business Officer in January 2014 and therefore Dr. Strobeck was not a named executive officer as of December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Robert Radie	2014	402,417	140,000		348,580	5,342,400	41,600	6,274,997
President and Chief Executive Officer	2013	325,000	130,000		—	—	—	455,000
Mark Strobeck, Ph.D.(3)	2014	295,417	126,500	(4)	139,432	1,670,400	29,087	2,260,836
Chief Business Officer	2013	—	—		—	—	—	—
Stan Musial(5)	2014	294,500	76,500		139,432	1,670,400	25,052	2,205,884
Chief Financial Officer and Secretary	2013	173,333	54,000		—	—	—	227,333

(1)
Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of stock option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation—Stock Compensation ("ASC Topic 718"), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these awards are included in Note 7, "Stock-based Compensation" in the notes to Egalet's consolidated financial statements included in our most recent Annual Report on Form 10-K. The executive will only realize compensation to the extent the trading price of Egalet's common stock is greater than the exercise price of such stock options.

(2)
Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of restricted stock units issued in accordance with the provisions of ASC Topic 718 and are based on the closing stock price of Egalet's common stock on the date of grant and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Stock awards granted to the named executive officers during 2014 consisted of restricted stock units that vest on an accelerated schedule over a range of two to five years. See Note 7, "Stock-based Compensation" in the notes to Egalet's consolidated financial statements included in our most recent Annual Report on Form 10-K for further information on restricted stock units.

(3)
Dr. Strobeck joined the Company as an employee and became an executive officer in January 2014. During the year ended December 31, 2013, Dr. Strobeck received advisory fees from Egalet UK in the amount of $150,000 pursuant to a consulting agreement. This agreement was terminated effective January 1, 2014.

(4)
Includes signing bonus of $50,000.

(5)
Mr. Musial joined the Company and became an executive officer in April 2013.

Narrative to Summary Compensation Table

        We have entered into employment agreements with Mr. Radie, our President and Chief Executive Officer, Stan Musial, our Chief Financial Officer and Secretary, and Dr. Strobeck, our Chief Business Officer.

Employment Agreements

Employment Agreements with Mr. Radie, Mr. Musial and Dr. Strobeck

        The terms of employment for Mr. Radie, Mr. Musial and Dr. Strobeck under their current employment agreements each began upon the consummation of our initial public offering. In each case, the term of employment will continue until the executive's employment with us terminates for any reason. Each employment agreement sets forth the executive's annual base salary and target bonus opportunity as well as the executive's right to participant in our employee benefits plans, programs and arrangements. Mr. Radie's current annual base salary is $475,000, Mr. Musial's current annual base salary is $320,000 and Dr. Strobeck's annual base salary is $320,000, in each case subject to annual review and increase at the discretion of the Board. Mr. Radie has an annual target bonus opportunity equal to 50% of his annual base salary and Mr. Musial and Dr. Strobeck each has an annual target bonus opportunity equal to 35% of their respective annual base salaries. The executives' annual bonus opportunities will be subject to the terms and conditions of our Annual Incentive Bonus Plan. The executives must be employed by us on the payment date in order to be paid any such bonus except as otherwise described below in the section entitled "Potential Payments Upon a Termination or Change in Control." Each employment agreement also provides for additional payments and benefits to be made in connection with the executive's termination of employment, as described below in the section entitled "Potential Payments upon a Termination or Change in Control." Each employment agreement provides that during the term of employment and for a period of 12 months thereafter (24 months if we terminate the executive's employment without cause or the executive terminates his employment for good reason, in either case, within 24 months following a change in control), the executive will not compete with us or solicit our customers or employees. Each employment agreement also contains provisions requiring the executive to safeguard our confidential information and to assign to any intellectual property developed by the executive during his employment by us.

Outstanding Equity Awards at Fiscal Year-End

        The table below sets forth the number of securities underlying outstanding plan awards for each executive as of December 31, 2014.

Name	Number of Securities Underlying Options that are Exercisable	Number of Securities Underlying Options that are Unexercisable(1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Restricted Stock Award Shares Shares that Have Not Vested (#)	Market Value of Restricted Stock Award Shares Shares that Have Not Vested ($)(2)
Robert Radie	0	100,000	$5.25	12/4/2014	12/4/2024	194,775	$1,108,270
Stan Musial	0	40,000	$5.25	12/4/2014	12/4/2024	95,700	$544,533
Mark Strobeck, Ph.D.	0	40,000	$5.25	12/4/2014	12/4/2024	95,700	$544,533

(1)
Options vest annually with respect to one-fourth of the underlying shares on the first four anniversaries of the grant date.

(2)
Market value is based upon the closing price of our common stock on December 31, 2014 of $5.69.

Potential Payments Upon a Termination or Change in Control

        Under the terms of their employment agreements, Mr. Radie, Mr. Musial and Dr. Strobeck are entitled to payments and benefits in connection with the termination of their employment with us under specified circumstances. Upon the termination of the executive's employment for any reason, we will pay the executive or the executive's estate, as applicable, the executive's accrued but unpaid base salary and accrued but unused vacation time. If the executive's employment is terminated due to death or disability, we will also pay the executive any bonus earned but not paid under the Annual Incentive Bonus Plan for the preceding fiscal year. In addition, if the executive's employment is terminated by us without cause, but not due to the executive's death or disability, or by the executive for good reason, then we will pay the executive any bonus earned but not paid under the Annual Incentive Bonus Plan for the preceding fiscal year and, subject to the executive's execution of a general release of claims and his continued compliance with the restrictive covenants described above, we will continue to pay the executive his annual base salary for a period of 12 months (24 months if such termination occurs within 24 months following a change in control) and we will reimburse the executive for the costs of continued health coverage for himself and his eligible dependents under COBRA or a private health insurance policy, less the amount that, absent such termination, the executive would have been required to pay for such coverage under our health plan. Such payments will continue for 12 months (24 months if such termination occurs within 24 months following a change in control) or, if earlier, until the executive becomes eligible for coverage under another medical plan. The executive will also be entitled to any stock-based compensation due to the executive pursuant to any written agreement with us, on the terms and conditions set forth therein.

        The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason in connection with a change in control. The table below reflects amounts payable to our named executive officers assuming their employment was terminated on December 31, 2014 and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason—No Change in Control
Name	Cash Payment	Accelerated Stock Vesting	Accelerated Options Vesting	Other	Total
Robert Radie	$550,000	—	—	$30,602	$580,602
Mark Strobeck, Ph.D.	376,500	—	—	18,808	395,308
Stan Musial	376,500	—	—	19,157	395,657

	Upon Termination Without Cause or Resignation for Good Reason—With Change in Control
Name	Cash Payment	Accelerated Stock Vesting	Accelerated Options Vesting(1)	Other	Total
Robert Radie	$960,000	$1,108,270	$44,000	$61,203	$2,173,473
Mark Strobeck, Ph.D.	676,500	544,533	17,600	37,615	1,276,248
Stan Musial	676,500	544,533	17,600	38,314	1,276,947

(1)
Assumes all outstanding options vest upon termination. Pursuant to our 2013 Stock-Based Incentive Plan and the applicable award agreements, any vesting upon a change of control would be subject to the Board's discretion.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EGALET CORPORATION TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS THAT MAY SERVE ON THE BOARD

Background

        The Board proposes to amend (the "Amendment") Article V(a) of the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the maximum number of directors that may serve on the Board from seven to nine. In March 2014, the Board approved, and recommended that the Company's shareholders approve at the Annual Meeting, the Amendment.

        The Board believes that the ability to increase its size could provide the opportunity, consistent with our corporate governance guidelines and principles and the considerations mandated by the charter of our Nominating and Corporate Governance Committee, to maintain a Board with diverse talents and perspectives, as well as demonstrated experience and expertise, which blends a limited number of key management members with non-employee directors. Although the Board does not have any current intention to further expand the size of the Board, the Board believes increasing its size to both accommodate new and diverse members is in the best interests of our company and our stockholders. This proposed amendment is not part of a plan or proposal to make it more difficult for a stockholder or group of stockholders to influence or otherwise have an impact on the Company.

The Amendment

        Pursuant to the Delaware General Corporation Law, a board of directors must consist of one or more natural persons, with the number specified in or fixed in accordance with a corporation's certificate of incorporation or bylaws. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the certificate of incorporation or bylaws. The proposed Amendment will set the number of directors at a minimum of three and a maximum of nine and grant the Board the authority to fix the exact number of directors from time to time by resolution of the Board. Currently, our Certificate of Incorporation sets the minimum number of directors at three and the maximum number of directors at seven. The Board believes a larger maximum number of directors increases the Board's ability to attract and retain qualified director candidates. Accordingly, the Board is recommending that stockholders vote "FOR" the following resolution: "RESOLVED, that the Certificate of Incorporation of the Company shall be amended by deleting Article V(a) and replacing it with the following: "Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors on the Board of Directors shall be fixed from time to time by resolution of the Board of Directors and the number so fixed shall comprise the entire Board of Directors, which such number shall not be fewer than three (3) and not more than nine (9), each of whom shall be a natural person."

        The above description is qualified in its entirety by the actual text of the Amendment, which is set forth in Annex A.

Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve the proposed amendment. Abstentions and broker non-votes will have the same effect as votes against the proposed amendment.

Effectiveness

        If our stockholders approve this proposal, the proposed Amendment would become effective upon filing with the Secretary of State of the State of Delaware, which would occur promptly after the final adjournment of the annual meeting. If this proposal is not approved, the certificate of incorporation would remain unchanged and the range of the size of the Board would remain not less than three or more than seven directors. Other than as described herein, the proposed amendment to the certificate of incorporation effects no other changes to the certificate of incorporation. If the proposed Amendment is approved by shareholders, the Board will adopt conforming amendments to the Company's By-Laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of April 13, 2015 by: (i) each director and nominee for director; (ii) each Named Executive Officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5%+ Beneficial Owners
Danish Biotech SPV I P/S(2)	3,308,558	19.1%
Index Entities(3)	2,618,865	15.1%
Atlas Venture Fund VII, L.P.(4)	2,460,949	14.2%
Sunstone Life Science Ventures Fund II K/S(5)	2,014,692	11.6%
FMR, LLC(6)	1,419,188	8.2%
Federated Investors, Inc.(7)	1,407,600	8.1%
Egalet A/S(8)	1,292,307	7.5%
Shionogi Ltd.(9)	1,250,000	7.2%
Non-Employee Directors
Jean-François Formela, M.D.(4)	2,460,949	14.2%
Renee Aguiar-Lucander(2)	1,606,881	9.3%
Gregory Weaver(10)	3,328	*
Timothy P. Walbert(11)	3,240	*
Nicholas C. Nicolaides, Ph.D.	0	*
John E. Osborn	0	*
Executive Officers
Robert Radie(12)	333,900	1.9%
Stan Musial(12)	118,860	*
Mark Strobeck, Ph.D.(12)	122,340	*
Jeffrey M. Dayno, M.D.(12)	22,500	*
Deanne F. Melloy(12)	40,000	*
Karsten Lindhardt, Ph.D.(12)(13)	139,629	*
All executive officers and directors as a group (12 persons)(14)	4,851,196	26.2%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of April 13, 2015. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Egalet Corporation, 460 East Swedesford Road, Suite 1050, Wayne, PA 19087. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own. Applicable percentages are based on 17,323,663 shares outstanding on April 13, 2015, adjusted as required by rules promulgated by the SEC.

(2)
The shares reported herein are beneficially owned by Danish Biotech SPV I P/S ("Danish Biotech"), Omega Fund IV, L.P. ("Omega Fund") and Egalet A/S. Danish Biotech beneficially owns 2,016,251 shares. Danish Biotech SPV I, GP Ltd. ("Danish Biotech Ltd") is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish

  Biotech. David Bolton ("Bolton") and Martin Mullins ("Mullins") are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Omega Fund beneficially owns 314,574 shares. Omega Fund IV G.P. Manager, Ltd. ("Omega Ltd.") serves as the general partner of Omega Fund IV GP, L.P. ("Omega GP"), which serves as the general partner of Omega Fund, and each of Omega GP and Omega Ltd may be deemed to own beneficially the shares held by Omega Fund. Richard Lim ("Lim"), Otello Stampacchia ("Stampacchia"), Anne-Mari Paster ("Paster"), and Renee Aguiar-Lucander ("Aguiar-Lucander") are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Egalet A/S owns 1,292,307 shares. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. Shares beneficially owned are based solely on the Schedule 13G filed with the SEC on February 13, 2015 by Omega Fund. The address of Omega Fund is c/o IPES (Guernsey) Limited, 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey GY 1 2HL, Channel Islands, United Kingdom.

(3)
The amount reported includes 867,096 shares held of record by Index Ventures III (Delaware) L.P. ("Index Delaware"), 426,848 shares held of record by Index Ventures III (Jersey) L.P. ("Index Jersey"), 15,443 shares held of record by Index Ventures Parallel Entrepreneur Fund (Jersey) L.P. ("Index PEF," and together with Index Delaware and Index Jersey, the "Index Funds"), 25,891 shares held of record by Yucca (Jersey) SLP ("Yucca"), and 1,007,033 shares held of record by Index Ventures Life VI (Jersey) L.P. ("Index VI," and collectively with Yucca and the Index Funds, the "Index Entities"). As the general partner of the Index Funds, Index Venture Associates III Limited ("Index Associates III") may be deemed to have shared dispositive power and shared voting power over the shares owned by the Index Funds. As the general partner of Index VI, Index Venture Life Associates VI Limited ("Index Associates VI") may be deemed to have shared dispositive power and shared voting power over the shares owned by Index VI. Yucca is a co-investment vehicle that is contractually required to mirror the investments of the Index Funds and Index VI. As a result, Index Associates III and Index Associates VI may be deemed to share the right to direct the voting and dispositive control over the shares held by Yucca which track the investments of the Index Funds and Index VI, respectively, by virtue of their shared dispositive power over and shared voting power over the shares owned by the Index Funds and Index VI, respectively. The members of the board of directors of Index Associates III, Bernard Dallé, David Hall, Nigel Greenwood, Ian Henderson and Sinéad Meehan, share voting and dispositive power over the shares held by Index III Associates. Each of the Index Entities disclaims beneficial ownership of the shares of our common stock held of record by any of the other Index Entities. The Index Entities beneficially own approximately 21.4% of the equity securities of Egalet A/S in the aggregate, and therefore the total also includes 276,554 of the shares beneficially owned by Egalet A/S as shown in the table. Shares beneficially owned are based solely on the Schedule 13G filed with the SEC on February 21, 2014 by Index Associates III. The address for the Index Entities is No. 1 Seaton Place, St. Helier, Jersey, Channel Islands, JE4 8YJ.

(4)
The amount reported includes 2,152,222 shares held of record by Atlas Venture Fund VII, L.P. ("Atlas Venture Fund"). Atlas Venture Associates VII, L.P. ("Atlas Venture Associates") is the general partner of Atlas Venture Fund, and Atlas Venture Associates VII, Inc. ("Atlas Venture Inc.") is the general partner of Atlas Venture Associates. Jean-François Formela, one of our directors, is also a director of Atlas Venture Inc. The other directors of Atlas Venture Inc. are Peter Barrett, Bruce Booth, Fred Destin, and Jeff Fagnan. Therefore, each of Atlas Venture Associates, Atlas Venture Inc., Peter Barrett, Bruce Booth, Fred Destin, Jeff Fagnan and Dr. Formela may be deemed to share the right to direct the voting and dispositive control of shares held by Atlas Venture Fund. Atlas Venture Fund beneficially owns approximately 23.9% of the equity securities of Egalet A/S, and therefore the reported total also includes 308,727 of the shares beneficially owned by Egalet A/S. Shares beneficially owned are based solely on the Schedule 13G filed with the SEC on February 12, 2015 by Atlas Venture Fund. The address for Atlas Venture Fund is 25 First Street, Suite 303, Cambridge, MA 02141.

(5)
The amount reported includes 1,859,615 shares held of record by Sunstone Life Science Ventures Fund II K/S (the "Fund"). Sunstone LSV General Partner II ApS (the "General Partner") has sole dispositive and voting power over shares held by the Fund. The members of the board of directors of the General Partner, Peter Benson, Soren Lemonius, Sten Verland and Merete Lundbye Moller, share voting and dispositive power over shares held by the General Partner. The Fund beneficially owns approximately 12.0% of the equity securities Egalet A/S, and therefore the total also includes 155,077 of the shares beneficially owned by Egalet A/S as shown in the table. Shares beneficially owned are based solely on the Schedule 13G filed with the SEC on February 21, 2014 by the Fund. The address for the Fund is Lautrupsgade 7, 5, DK-2100, Copenhagen O, Denmark.

(6)
The shares reported herein are beneficially owned by FMR LLC ("FMR"). Shares beneficially owned is based solely on the Schedule 13G filed with the SEC on February 13, 2015 by FMR. The address of FMR is 245 Summer Street, Boston, MA 02210.

(7)
The shares reported herein are beneficially owned by Federated Investors, Inc. ("Federated"). Shares beneficially owned is based solely on the Schedule 13G filed with the SEC on February 11, 2015 by Federated. The address of Federated is Federated Investors Tower, Pittsburgh, PA 15222.

(8)
The board of directors of Egalet A/S has sole dispositive and voting power over shares held by Egalet A/S. The directors of Egalet A/S are Peter Mollerup, Dr. Formela, Ms. Aguiar-Lucander and Francesco de Rubertis. Shares beneficially owned are based solely on the Schedule 13Gs filed with the SEC on February 13, 2015 by Omega Fund and February 12, 2015 by Atlas Venture Fund. The address for Egalet A/S is Lejrvej 37-41, Kr Vaerlose, DK-3500, Vaerlose, Denmark.

(9)
For the purpose of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, Shionogi Ltd. ("Shionogi") is the direct record owner of and may be deemed to have shared voting and dispositive power with respect to, and Shionogi & Co., Ltd. may be deemed to beneficially own and have shared voting and dispositive power with respect to the shares held by Shionogi Ltd. as reflected in the table above. Shares beneficially owned are based solely on the Schedule 13D/A filed with the SEC on July 14, 2014 by Shionogi. The address for Shionogi Ltd. is 1-8, Doshomachi 3-chome, Chuo-ku, Osaka 541-0045, Japan.

(10)
Represents shares issuable pursuant to stock options exercisable within 60 days of April 13, 2015

(11)
Includes 3,090 shares issuable pursuant to stock options exercisable within 60 days of April 13, 2015.

(12)
Includes restricted shares beneficially owned by the holder.

(13)
Dr. Lindhardt beneficially owns approximately 0.02% of the equity securities of Egalet A/S, and therefore the total includes 429 of the shares beneficially owned by Egalet A/S as shown in the table.

(14)
Includes 6,418 shares issuable pursuant to stock options exercisable within 60 days of April 13, 2015 held of record by our directors and 3,752,046 shares held of record by entities affiliated with certain of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company's common stock complied with all Section 16(a) filing requirements applicable to them during 2014 on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2014

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	638,548	$7.47	1,645,292
Equity compensation plans not approved by security holders

Total	638,548	$7.47	1,645,292

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We were incorporated in Delaware in August 2013 and prior to our initial public offering had nominal assets and no operations. Prior to our initial public offering, Egalet UK, formed in July 2010, owned all of our assets and operations and acquired them in July 2010 from Egalet A/S, which was founded under the laws of Denmark. Egalet A/S is one of our shareholders. In connection with our initial public offering, in November 2013, all of the issued and outstanding ordinary and preferred shares of Egalet UK were exchanged for an identical number of shares of our common stock and preferred stock in the Share Exchange, which resulted in Egalet UK becoming our wholly owned subsidiary.

        The following is a description of transactions since January 1, 2014 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest.

        Our Audit Committee is responsible for the review, approval and ratification of related person transactions between us and any related person.

Conversion of Bridge Financing Loans

        On April 26, 2013, Egalet UK entered into a Convertible Loan Agreement (the "April 2013 Loan Agreement"), with Atlas Venture Fund VII, L.P., Danish Biotech SPV I, P/S, Sunstone Life Science Ventures Fund II K/S, Index Ventures III (Jersey) L.P., Index Ventures III (Delaware) L.P., Index Ventures III Parallel Entrepreneurs Fund (Jersey) L.P., Yucca (Jersey) SLP, in its capacity as administrator of the Index Co-investment Scheme and Enso Ventures 2 Limited (f/k/a CLS Capital Holdings Limited) (collectively, the "2013 Bridge Investors"), certain of whom are beneficial owners of 5% of more of our outstanding common stock, as indicated in the table above under the caption "Security Ownership of Certain Beneficial Owners and Management.".

        Pursuant to the April 2013 Loan Agreement, the 2013 Bridge Investors agreed to provide an aggregate of $5,000,000 in convertible loans to Egalet UK. Interest accrued at a rate of 6% per annum on all amounts outstanding. In connection with the Share Exchange, we entered into a novation with Egalet UK whereby we replaced Egalet UK as a party to the April 2013 Loan Agreement. As a result of this novation, amounts outstanding under the loans became convertible into our common stock instead of ordinary shares of Egalet UK. On December 23, 2013, we entered into an amendment to the April 2013 Loan Agreement with the 2013 Bridge Investors whereby the maturity date was extended from December 31, 2013 until April 26, 2014. In connection with our initial public offering, all amounts outstanding were converted into the number of shares of our common stock obtained by dividing the loan amount by 50% of the per share price of the shares in the initial public offering, or $12.00, pursuant to the terms of the April 2013 Loan Agreement.

        On August 29, 2013, Egalet UK entered into a Senior Convertible Loan Agreement (the "2013 Senior Loan Agreement"), with Atlas Venture Fund VII, L.P., Danish Biotech SPV I, P/S, Sunstone Life Science Ventures Fund II K/S, Index Ventures Life VI (Jersey) L.P., Index Ventures III (Jersey) L.P., Index Ventures III (Delaware) L.P., Index Ventures III Parallel Entrepreneurs Fund (Jersey) L.P., Yucca (Jersey) SLP, in its capacity as administrator of the Index Co-investment Scheme, Omega Fund IV L.P. and Enso Ventures 2 Limited (collectively, the "2013 Senior Loan Investors"), certain of whom are beneficial owners of 5% of more of our outstanding common stock, as indicated in the table above under the caption "Security Ownership of Certain Beneficial Owners and Management."

        Pursuant to the 2013 Senior Loan Agreement, the 2013 Senior Loan Investors agreed to provide an aggregate of $10,000,000 in convertible loans to Egalet UK upon closing of the 2013 Senior Loan Agreement. The 2013 Senior Loan Investors had the option to invest up to an additional $10,000,000 upon the closing of an initial public offering of at least €20,000,000 of Egalet UK shares at a per share price that values Egalet UK at least €80,000,000 (a "Qualifying IPO"), but the failure of any such investor to invest a specified minimum amount upon a Qualifying IPO would result in such investor's convertible notes and preferred securities being adjusted to convert into ordinary shares under adverse conversion rates, and such investor will not be entitled to its pro rata portion of the warrants described below. Specifically, amounts outstanding under the convertible loans would be convertible into ordinary shares at a per share price equal to 400% of the offering price per share and the preferred shares will be convertible into ordinary shares at a ratio of two preferred shares per ordinary share. Interest accrued at a rate of 6% per annum on all amounts outstanding, and the loans would have matured on August 29, 2014.

        As part of the 2013 Senior Loan Agreement, the 2013 Senior Loan Investors received warrants to purchase up to 600,000 ordinary shares of Egalet UK at an exercise price of €0.01 per share. Each investor's warrants would automatically be exercised immediately prior to a consummation of a Qualifying IPO if such investor purchases a specified minimum amount of ordinary shares in such an offering.

        In connection with the Share Exchange, we entered into a novation with Egalet UK whereby we replaced Egalet UK as a party to the 2013 Senior Loan Agreement, including the warrants to purchase up to 600,000 shares at an exercise price that became $0.001 per share. As a result of this novation, amounts outstanding under the loans became convertible into our common stock instead of ordinary shares of Egalet UK. In connection with our initial public offering, all amounts outstanding were converted into the number of shares of our common stock obtained by dividing the loan amount by 50% of the per share price of the shares in the initial public offering, or $12.00, and each of the investors exercised their respective warrants to purchase shares of our common stock at an exercise price of $0.001 per share, in each case, pursuant to the terms of the August 2013 Loan Agreement.

Collaboration and License Agreement with Shionogi Limited

        In November 2013, we entered into a collaboration and license agreement with Shionogi Limited ("Shionogi"), the beneficial owner of 5% or more of our outstanding common stock, granting Shionogi an exclusive, royalty-bearing, worldwide license to develop, manufacture and commercialize abuse-deterrent hydrocodone-based product candidates using our technology. Shionogi will be responsible for all expenses associated with the development of these product candidates and is responsible for the completion of all clinical trials necessary to support NDA filings for the product candidates. Under the terms of the agreement, Shionogi made an upfront payment to us of $10.0 million in November 2013 and earned an additional $10.0 milestone payment in March 2015. We are eligible to receive additional payments upon the achievement of specified regulatory and sales-based milestones. These milestone payments may exceed $300 million in the aggregate if multiple product candidates are approved. If any products are approved for marketing, we are also eligible to receive royalties at percentage rates ranging from the mid-single digits to the low-teens on net sales of licensed products.

Participation in our Initial Public Offering

        In February 2014, the 2013 Senior Loan Investors purchased 833,333 shares of our common stock in our initial public offering at the initial public offering price of $12.00 per share

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

        The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by Grant Thornton LLP, our independent registered public accounting firm. We were incorporated in August 2013.

	Fiscal Year Ended 2014	Fiscal Year Ended 2013
Audit Fees(1)	$316,555	832,588
Audit-related Fees	0	0
Tax Fees	27,475	9,056
All Other Fees	0	0

Total Fees	$344,030	841,644

(1)
Audit fees for the fiscal year ended December 31, 2013 include $597,136 of fees incurred in connection with our initial public offering.

        Audit fees:    Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

        Audit-related fees:    Audited-related fees consist of technical consultations related to complex accounting matters.

        Tax fees:    Tax fees consist of fees for tax services, including tax compliance, and related expenses.

        As our Audit Committee was formed in connection with our initial public offering in February 2014, the fees described above prior to February 2014 were not pre-approved by the Audit Committee, and were instead approved by the Board. Since the formation of our Audit Committee and in the future, all such fees have been and are expected to be pre-approved by the Audit Committee.

Pre-approval Policies and Procedures

        The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        If Grant Thornton LLP renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining the Grant Thornton LLP's independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Egalet stockholders will be "householding" our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, Egalet Corporation, 460 East Swedesford Road, Suite 1050, Wayne, PA 19087 or contact Investor Relations at 917-432-9275. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Stan Musial Chief Financial Officer and Secretary
April , 2015

        A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Secretary, Egalet Corporation, 460 East Swedesford Road, Suite 1050, Wayne, PA 19087.

ANNEX A

CERTIFICATE OF AMENDMENT
OF THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EGALET CORPORATION

        EGALET CORPORATION, a corporation incorporated under its current name on August 21, 2013 and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

  FIRST: That, at a meeting of the Board of Directors on March 10, 2015, a resolution was duly adopted setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation in the form set forth below (the "Amendment"), declaring said Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

  "RESOLVED, that the Certificate of Incorporation of the Company shall be amended by deleting Article V(a) and replacing it with the following: "Number. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors on the Board of Directors shall be fixed from time to time by resolution of the Board of Directors and the number so fixed shall comprise the entire Board of Directors, which such number shall not be fewer than three (3) and not more than nine (9), each of whom shall be a natural person."

  SECOND: Thereafter, pursuant to the resolution of the Board of Directors, the proposed Amendment was approved by the stockholders of the Corporation at the annual meeting of stockholders on                         , 2015.

  THIRD: That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation to be executed by Robert S. Radie, its President and Chief Executive Officer, on this                day of                        , 2015.

EGALET CORPORATION
By:
	Name:	Robert S. Radie
	Title:	President and Chief Executive Officer

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0000245885_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert Radie 02 Jean-Francois Formela EGALET CORPORATION ATTN: STAN MUSIAL 460 E. Swedesford Road Suite 1050 Wayne, PA 19087 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To approve an amendment to the Third Amended and Restated Certificate of Incorporation of Egalet Corporation to increase the maximum number of directors that may serve on the Board of Directors from seven to nine. 3. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000245885_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . EGALET CORPORATION Annual Meeting of Stockholders June 10, 2015 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints Robert Radie, President and Chief Executive Officer and Stan Musial, Chief Financial Officer and Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EGALET CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EST on June 10, 2015, at the Sheraton Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side